As filed with the United States Securities and Exchange Commission on April 30, 2009

Registration No. 333-158388

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

To

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Deltek, Inc.

(Exact name of registrant as specified in its charter)

Delaware	54-1252625
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

13880 Dulles Corner Lane

Herndon, Virginia 20171

(703) 734-8606

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David R. Schwiesow

Senior Vice President, General Counsel and Secretary

13880 Dulles Corner Lane

Herndon, Virginia 20171

(703) 734-8606

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Vasiliki B. Tsaganos

Fried, Frank, Harris, Shriver & Jacobson LLP

1001 Pennsylvania Avenue, N.W.

Suite 800

Washington, D.C. 20004

(202) 639-7000

Approximate date of commencement of proposed sale to the public:  From time to time on or after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION

Title of Each Class of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Non-transferable Common Stock Subscription Rights	(2)	N/A	N/A	(3)
Common Stock, par value $0.001 per share	20,000,000	$3.00	$60,000,000(4)	$3,348.00(5)

(1)	This registration statement relates to: (a) non-transferable subscription rights to purchase common stock of the Registrant, which subscription rights are to be distributed to holders of the Registrant’s common stock; and (b) the shares of common stock deliverable upon the exercise of the non-transferable subscription rights pursuant to the rights offering. This registration statement also covers any additional shares of common stock of the Registrant that may become issuable due to adjustments for changes resulting from stock dividends, stock splits, recapitalizations, mergers, reorganizations, combinations or exchanges or other similar events.
(2)	Evidencing the subscription rights to subscribe for up to 20,000,000 shares of common stock, par value $0.001 per share.
(3)	The non-transferable subscription rights are being distributed without consideration. Pursuant to Rule 457(g), no separate registration fee is payable with respect to the subscription rights being offered hereby since the subscription rights are being registered in the same registration statement as the securities to be offered pursuant thereto.
(4)	Represents the gross proceeds from the assumed exercise of all non-transferable subscription rights to be distributed.
(5)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated April 30, 2009

PROSPECTUS

Common Stock

Subscription Rights to Purchase up to

20,000,000 Shares of Common Stock

We are distributing at no charge to holders of our common stock non-transferable subscription rights to purchase shares of our common stock. You will receive one subscription right for each share of common stock held of record as of 5:00 p.m., New York City time on April 14, 2009. We are distributing subscription rights exercisable for up to 20,000,000 shares of our common stock.

Each subscription right will entitle you to purchase 0.4522 shares of our common stock at a subscription price equal to $3.00 per share, which we refer to as the basic subscription privilege. If you fully exercise your basic subscription privilege, you will also be entitled to purchase any shares not purchased by other stockholders pursuant to the over-subscription privilege described in this prospectus.

The subscription rights may be exercised at any time during the subscription period, which will commence on                         , 2009. The subscription rights will expire if they are not exercised by 5:00 p.m., New York City time, on                     , 2009, unless we extend the rights offering period. We reserve the right to extend the rights offering period at our sole discretion. You should carefully consider whether to exercise your subscription rights before the expiration of the rights offering period. All exercises of subscription rights are irrevocable. Our Board of Directors is making no recommendation regarding your exercise of the subscription rights. The subscription rights may not be sold, transferred or assigned to anyone else and will not be listed for trading on the Nasdaq Global Select Market or any other stock exchange or market or on the OTC Bulletin Board.

We may cancel the rights offering at any time prior to its expiration for any reason. If we cancel this offering all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

The shares of common stock are being offered directly by us without the services of an underwriter or selling agent.

Shares of our common stock are traded on the Nasdaq Global Select Market under the symbol “PROJ.” On                     , 2009, the closing sale price for our common stock was $             per share. The shares of common stock issued in the rights offering will also be listed on the Nasdaq Global Select Market under the same symbol.

The exercise of your subscription rights for shares of our common stock involves risks. You should carefully consider all of the information set forth in this prospectus, including the risk factors beginning on page 14 of this prospectus as well as the risk factors and other information in any documents we incorporate by reference into this prospectus before exercising your subscription rights. See “Incorporation by Reference.”

	Subscription Price	Net Proceeds to Us (1)
Per Share	$3.00	$2.92
Total	$60,000,000	$58,372,152 (2)

(1)	Assumes total estimated offering expenses of $1,627,848.
(2)	Assumes that the rights offering is fully subscribed and that the maximum of 20,000,000 shares are sold.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2009

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with additional or different information from that contained in or incorporated by reference into this prospectus. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any exercise of the subscription rights. Our business, financial condition, results of operations and prospects may have changed since those dates.

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

What is being offered in this rights offering?

We are distributing at no charge to holders of our common stock non-transferable subscription rights to purchase shares of our common stock. You will receive one subscription right for each share of common stock you owned as of 5:00 p.m., New York City time on April 14, 2009, the record date. The subscription rights will be evidenced by subscription rights certificates. Each subscription right will entitle you to purchase 0.4522 shares of our common stock at a subscription price equal to $3.00 per share. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights.

Fractional shares of our common stock resulting from the exercise of the basic subscription privilege or the over-subscription privilege, each as described below, will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. As a result, we may not issue the full 20,000,000 number of shares authorized for issuance in connection with this rights offering. Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

Why are we conducting the rights offering?

We are conducting the rights offering in order to raise additional equity capital and to improve and strengthen our financial position. In authorizing the rights offering, our Board of Directors evaluated our future need for additional liquidity and capital, including for strategic investments and acquisitions or reducing or purchasing our indebtedness, and our need for increased financial flexibility in order to enable us to achieve our business plan and growth strategy. Our Board of Directors also considered:

•	current economic and financial market conditions;

•	analysis from our capital markets structuring advisor;

•	the size and timing of the rights offering;

•	the potential dilution to our current stockholders if they choose not to participate in the offering;

•	alternatives available for raising equity capital;

•	historical and current trading prices for our common stock;

•	the fact that the rights offering could potentially increase the public float for our common stock; and

•	the fact that existing stockholders would have the opportunity to participate on a pro rata basis at a discount and would also have an over-subscription privilege.

How was the subscription price determined?

Our Board of Directors determined the terms of the rights offering. In determining the subscription price, our Board of Directors considered a number of factors, including:

•	our future needs for additional capital, liquidity and financial flexibility;

•	current economic and financial market conditions;

•	alternatives available for raising equity capital;

•

the size and timing of the rights offering and the price at which our stockholders might be willing to participate in a rights offering offered on a pro rata basis to all stockholders at a discount with an over-subscription privilege;

•	historical and current trading prices for our common stock; and

•

analysis from our capital markets structuring advisor, including information related to prior rights offerings and the range of discounts that the subscription prices represented to the then prevailing and historical trading prices for those offerings.

The subscription price was established by our Board of Directors at a price of $3.00 per share. The subscription price is not necessarily related to our book value, results of operations, cash flows, financial condition or net worth or any other established criteria of value and may or may not be considered the fair value of our common stock at the time the rights offering was approved by our Board or during the rights offering period. We cannot assure you that the trading price of our common stock will not decline during or after the rights offering. We also cannot assure you that you will be able to sell shares purchased in this offering at a price equal to or greater than the subscription price. We do not intend to change the subscription price in response to changes in the trading price of our common stock prior to the closing of the rights offering.

What is the basic subscription privilege?

For each right that you own, you will have a basic subscription privilege to buy from us 0.4522 shares of our common stock at the subscription price. You may exercise your basic subscription privilege for some or all of your subscription rights, or you may choose not to exercise any subscription rights.

For example, if you owned 100 shares of our common stock as of 5:00 p.m., New York City time, on the record date, you would receive the same number of subscription rights and would have the right to purchase 45.22 shares of common stock (rounded down to 45 shares) for $3.00 per share with your basic subscription privilege.

What is the over-subscription privilege?

If you exercise your basic subscription privilege in full, you, together with other stockholders that exercise their basic subscription privilege in full, will also be entitled to an over-subscription privilege to purchase any shares not purchased by other stockholders pursuant to their basic subscription privilege. The subscription price per share that applies to the over-subscription privilege is the same subscription price per share that applies to the basic subscription privilege.

What are the limitations on the over-subscription privilege?

We will be able to satisfy your exercise of the over-subscription privilege only if other stockholders do not elect to purchase all of the shares offered under their basic subscription privilege. We will honor over-subscription requests in full to the extent sufficient shares are available following the exercise of rights under the basic subscription privilege. If over-subscription requests exceed shares available, we will allocate the available shares pro rata based on the number of shares each over-subscribing stockholder purchased under the basic subscription privilege. Any excess subscription payments will be returned, without interest or penalty, as soon as practicable after the completion of the rights offering.

Am I required to exercise the rights I receive in the rights offering?

No. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. However, if you choose not to fully exercise your basic subscription privilege and other stockholders fully exercise their basic subscription privilege, the percentage of our common stock owned by other stockholders will increase, the relative percentage of our common stock that you own will decrease, and your voting and other rights will be diluted. In addition, if you do not exercise your basic subscription privilege in full, you will not be entitled to participate in the over-subscription privilege.

How soon must I act to exercise my subscription rights?

The subscription rights may be exercised at any time during the subscription period, which commences on [                    ], 2009, through the expiration date for the rights offering, which is 5:00 p.m., New York City time, on                     , 2009. If you elect to exercise any subscription rights, the subscription agent must actually receive all required documents and payments from you at or prior to the expiration date. Although we have the option of extending the expiration date of the subscription period at our sole discretion, we currently do not intend to do so.

May I transfer my subscription rights?

No. You may not sell, transfer or assign your subscription rights to anyone else.

Are we requiring a minimum subscription to complete the rights offering?

No.

Have any stockholders indicated they will exercise their subscription rights?

Our largest stockholders, New Mountain Partners II, L.P., New Mountain Affiliated Investor II, L.P., and Allegheny New Mountain Partners, L.P. (collectively, the “New Mountain Funds”), three private equity funds affiliated with New Mountain Capital, L.L.C. (“New Mountain Capital”), have advised us that they currently intend to participate in the rights offering and exercise their basic and over-subscription privilege in full. We do not have any formal commitments from the New Mountain Funds to participate in the rights offering, and we cannot assure you that the New Mountain Funds will exercise all or any part of their basic subscription privilege or their over-subscription privilege.

If all stockholders exercise their subscription rights in full, the percentage of common stock owned by each stockholder as of the record date will not change as a result of the rights offering. If the New Mountain Funds exercise their basic and over-subscription privilege in full and no other stockholders elect to exercise any subscription rights, the percentage of the outstanding common stock owned by the New Mountain Funds would increase from 57% to 71%. Even if some but not all other stockholders exercise their subscription rights, if the New Mountain Funds fully exercise their basic and over-subscription privileges, their percentage ownership of our common stock will increase.

Are there any other conditions to the completion of the rights offering?

Yes. The completion of the rights offering is subject to the conditions described under “The Rights Offering—Conditions and Cancellation.”

Can the rights offering be cancelled?

Yes. We may cancel the rights offering at any time prior to the expiration date for any reason. If the rights offering is cancelled, all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable to those persons who subscribed for shares in the rights offering.

How do I exercise my subscription rights?

If you wish to participate in the rights offering, you must properly complete the enclosed subscription rights certificate and deliver it, along with the full subscription price (including any amounts in respect of your over-subscription privilege), to the subscription agent before 5:00 p.m., New York City time, on                     , 2009. If you use the mail, we recommend that you use insured, registered mail, return receipt requested. If you cannot deliver your subscription rights certificate to the subscription agent prior to the expiration of the rights offering period, you may follow the guaranteed delivery procedures described under “The Rights Offering—Notice of Guaranteed Delivery.”

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the elimination of fractional shares. If the payment exceeds the subscription price for the full exercise of your subscription rights, or if you subscribe for more shares than you are eligible to purchase pursuant to the over-subscription privilege, then the excess will be returned to you as soon as practicable. You will not receive interest on any payments refunded to you under the rights offering.

If the rights offering is not completed, will my subscription payment be refunded to me?

Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If the rights offering is not completed, the subscription agent will return, without interest or penalty, as soon as practicable all subscription payments. If you own shares in “street name,” it may take longer for you to receive payment because the subscription agent will return payments through the record holder of the shares.

Must I pay the subscription price in cash?

Yes. You must timely pay the full subscription price for the full number of shares of common stock you wish to acquire under the basic subscription privilege and the over-subscription privilege by certified or cashier’s check or bank draft drawn on a U.S. bank, U.S. postal money order or personal check that clears before the expiration date of the rights offering.

What should I do if I want to participate in the rights offering, but my shares are held in the name of my broker, dealer, custodian bank or other nominee?

If you hold your shares of our common stock in the name of a broker, dealer, custodian bank or other nominee, then your broker, dealer, custodian bank or other nominee is the record holder of the shares of our common stock that you own. The record holder must exercise the subscription rights on your behalf for the shares of our common stock you wish to purchase.

We will ask your broker, dealer, custodian bank or other nominee to notify you of the rights offering. You should complete and return to your record holder the form entitled “Beneficial Owner Election Form.” You should receive this form from your record holder with the other rights offering materials.

If you wish to participate in the rights offering and purchase shares of our common stock, please promptly contact the record holder of your shares. Your bank, broker or other nominee holder is the holder of the shares you own and must exercise the subscription rights on your behalf for shares you wish to purchase.

Will the shares of common stock I acquire in the rights offering be subject to any stockholder agreement restricting my ability to sell or transfer my new shares of common stock?

No. You will not be subject to any stockholder agreement that restricts your ability to sell or transfer any new shares of common stock acquired by you in the rights offering. Although certain of our stockholders are subject to a stockholder agreement with us with respect to the shares of common stock acquired by them (i) prior to our initial public offering in November 2007, (ii) pursuant to our 2005 Stock Option Plan and/or (iii) pursuant to our 2007 Stock Incentive and Award Plan, shares acquired in connection with the exercise of subscription rights in this offering will not be subject to any of those stockholder agreements.

After I exercise my subscription rights, can I change my mind?

No. All exercises of subscription rights are irrevocable by the stockholders, even if you later learn information about us that you consider unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase the shares of common stock offered pursuant to this rights offering. However, we may cancel, extend or otherwise amend the rights offering at any time prior to the expiration date.

Does exercising my subscription rights involve risk?

Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights involves the purchase of additional shares of our common stock and should be considered as carefully as you would consider other equity investments. Among other things, you should carefully consider the risks described under the heading “Risk Factors” in this prospectus and the documents incorporated by reference into this prospectus.

Has our Board of Directors made a recommendation to our stockholders regarding the rights offering?

No. Our Board of Directors is making no recommendations regarding your exercise of the subscription rights. Stockholders who exercise subscription rights risk investment loss on new money invested. We cannot assure you that the trading price for our common stock will be above the subscription price at the time of exercise or at the expiration of the rights offering period or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. You are urged to make your own decision whether or not to exercise your subscription rights based on your own assessment of our business and the rights offering. See “Risk Factors” in this prospectus and in the documents incorporated by reference into this prospectus.

What fees or charges apply if I exercise my subscription rights?

We are not charging any fees or sales commissions to issue subscription rights to you or to issue shares to you if you exercise your subscription rights. If you exercise your subscription rights through a broker or other record holder of your shares, you are responsible for paying any fees that person may charge.

How do I exercise my subscription rights if I live outside of the United States or have an army post office or foreign post office address?

The subscription agent will hold subscription rights certificates for stockholders having addresses outside the United States or who have an army post office or foreign post office address. In order to exercise subscription rights, our foreign stockholders and stockholders with an army post office or foreign post office address must notify the subscription agent and timely follow other procedures described in the section of this prospectus entitled “The Rights Offering—Foreign and Other Stockholders.”

When will I receive my new shares of common stock?

Stock certificates will not be issued for shares of our common stock offered in the offering. As soon as practicable after the expiration of the rights offering period, the subscription agent will arrange for issuance through DTC to each subscription rights holder of record that has validly exercised its basic subscription privilege, the shares of common stock purchased pursuant to the basic subscription privilege. Shares subscribed for pursuant to the over-subscription privilege will be delivered through DTC as soon as practicable after the expiration date of the rights offering and following the completion of any pro-rations as may be necessary in the event the over-subscription requests exceed the number of shares not subscribed for pursuant to the basic subscription privilege.

Will the subscription rights be listed on a stock exchange or national market?

The subscription rights may not be sold, transferred or assigned to anyone else and will not be listed on the Nasdaq Global Select Market or any other stock exchange or market or on the OTC Bulletin Board. Our common stock trades on the Nasdaq Global Select Market under the symbol “PROJ,” and the shares of common stock to be issued in connection with the rights offering will also be listed on the Nasdaq Global Select Market under the same symbol.

What are the U.S. federal income tax consequences of exercising my subscription rights?

The receipt and exercise of your subscription rights will generally not be taxable under U.S. federal income tax laws. You should, however, seek specific tax advice from your personal tax advisor in light of your personal tax situation and as to the applicability and effect of any other tax laws. See “Certain Material U.S. Federal Income Tax Considerations.”

What happens if I choose not to exercise my subscription rights?

You are not required to exercise your subscription rights or otherwise take any action in response to this rights offering. If you do not exercise your basic subscription privilege and the rights offering is completed, the number of shares of our common stock you own will not change but, due to the fact that shares will be purchased by other stockholders in the rights offering, your percentage ownership of our total outstanding common stock will decrease. In addition, if you exercise your basic subscription privilege in full but do not exercise your over-subscription privilege in full and other stockholders fully exercise their basic and over-subscription privilege, the percentage of our common stock owned by those other stockholders will increase.

How many shares of common stock will be outstanding after the rights offering?

As of April 14, 2009, there were 44,232,177 shares of our common stock and 100 shares of our Class A common stock outstanding. We will issue up to 20,000,000 shares of common stock in the rights offering, depending on the number of subscription rights that are exercised. Assuming no options are exercised prior to the expiration of the rights offering, and based on the number of shares outstanding as of April 14, 2009, if we issue all 20,000,000 shares of common stock available in this rights offering, we would have 64,232,177 shares of common stock outstanding following the completion of the rights offering.

How much money will Deltek receive from the rights offering?

The net proceeds to us from the rights offering will depend on the number of subscription rights that are exercised. If we issue all 20,000,000 shares available in the rights offering, the net proceeds to us, after deducting estimated offering expenses, will be approximately $58.4 million. We estimate that the expenses of the rights offering will be approximately $1.6 million. We intend to use the net proceeds for additional working capital, which may be used at our discretion to reduce or purchase existing or future indebtedness, for strategic investments and acquisitions, including acquisitions of other domestic or foreign businesses, or for general corporate purposes. In addition, we may be required to use a portion of the net proceeds from the rights offering to prepay our term loans under our credit agreement depending on which stockholders exercise their subscription rights. This mandatory prepayment, if any, is not expected to exceed $4.8 million. See “Use of Proceeds.”

Will Deltek be required to pay any fees to New Mountain Capital in connection with the rights offering?

No. Although we are party to an advisory agreement with New Mountain Capital pursuant to which, among other things, New Mountain Capital is entitled to receive a transaction fee, on a transaction by transaction basis, equal to 2% of the transaction value of each significant transaction with a value of $25 million or more directly or indirectly involving us or any of our controlled affiliates, including equity or other financing transactions and public or private offerings of our securities, New Mountain Capital has agreed to waive its transaction fee otherwise payable in connection with the rights offering.

Who should I contact if I have more questions?

If you have more questions about the rights offering or need additional copies of the rights offering documents, please contact the information agent, Georgeson Inc., at (888) 897-6149.

PROSPECTUS SUMMARY

This summary highlights the information contained elsewhere in or incorporated by reference into this prospectus. This summary does not contain all of the information that you should consider before deciding whether to exercise your subscription rights. You should carefully read this entire prospectus, including the information under the heading “Risk Factors,” and the documents incorporated by reference into this prospectus, which are described under the heading “Incorporation by Reference.” In this prospectus, all references to the “Company,” “Deltek,” “we,” “us” and “our” refer to Deltek, Inc., a Delaware corporation, and its subsidiaries and predecessors, unless the context otherwise requires or where otherwise indicated.

COMPANY OVERVIEW

We are a leading provider of enterprise applications software and related services designed and developed specifically for project-focused organizations. Our customers represent a wide range of industries, including architectural and engineering firms, aerospace and defense and other federal government contractors, information technology services firms, consulting companies, discrete project manufacturing companies, grant-based not-for-profit organizations and government agencies, among others.

These project-focused organizations generate revenue from defined, discrete, customer-specific engagements or activities, rather than from mass-producing or distributing products, and they typically require specialized software to help them automate complex business processes around the engagement, execution and delivery of projects. Our software enables them to greatly enhance the visibility they have over all aspects of their operations by providing them increased control over their critical business processes, accurate project-specific financial information and real-time performance measurements surrounding the management and delivery of projects.

With our software applications, project-focused organizations can better measure business results, optimize performance and streamline operations, enabling them to win new business, operate more effectively and improve profitability. As of December 31, 2008, we had over 12,000 customers worldwide that spanned numerous project-focused industries and ranged in size from small organizations to large enterprises.

Our enterprise applications software products provide end-to-end business process functionality designed to streamline and manage the complex business processes of project-focused organizations. Our software solutions are “purpose-built” for businesses that plan, forecast and otherwise manage their business processes based on projects, as opposed to generic software solutions that are generally designed for repetitive, unit-production-style businesses. Our broad portfolio of software applications includes:

•

Comprehensive financial management solutions that integrate project control, financial processing and accounting functions, providing business owners and project managers with real-time access to information needed to track the revenue, costs and profitability associated with the performance of any project or activity;

•

Business applications that enable employees across project-focused organizations to more effectively manage and streamline business processes, including resource management, sales generation, human resources, corporate governance and performance management; and

•

Enterprise project management solutions to plan and manage project costs and schedules, measure earned value, evaluate, select and prioritize projects based on strategic business objectives and facilitate compliance with regulatory reporting requirements.

For the year ended December 31, 2008, our total revenue increased 4% to $289.4 million, and our net income increased 4% to $23.5 million over the prior year.

OUR PRINCIPAL EQUITY INVESTOR

Our principal stockholders are New Mountain Partners II, L.P. (“New Mountain Partners”), New Mountain Affiliated Investors II, L.P. (“New Mountain Affiliated Investors”) and Allegheny New Mountain Partners, L.P. (“Allegheny New Mountain”) (collectively, the “New Mountain Funds”), three private equity funds affiliated with New Mountain Capital, L.L.C. (“New Mountain Capital”). The New Mountain Funds became our principal stockholders in our April 2005 recapitalization through which they invested an aggregate amount of $180 million in us. As of April 14, 2009, the New Mountain Funds collectively owned approximately 57% of our outstanding common stock and 100% of our Class A common stock.

The New Mountain Funds have advised us that they intend to participate in the rights offering and exercise their basic and over-subscription privilege in full. We do not have any formal commitments from them to participate in the rights offering, and we cannot assure you that they will exercise all or any part of their basic subscription privilege or their over-subscription privilege. If all stockholders exercise their subscription rights, the percentage of common stock owned by each stockholder as of the record date will not change as a result of the rights offering. If the New Mountain Funds exercise their basic and over-subscription privilege in full and no other stockholders elect to exercise any subscription rights, the percentage of the outstanding common stock owned by the New Mountain Funds would increase from 57% to 71%. Even if some but not all other stockholders exercise their subscription rights, if the New Mountain Funds fully exercise their basic and over-subscription privileges, their percentage of ownership of our common stock will increase.

We are party to an advisory agreement with New Mountain Capital pursuant to which, among other things, New Mountain Capital is entitled to receive a transaction fee, on a transaction by transaction basis, equal to 2% of the transaction value of each significant transaction with a value of $25 million or more directly or indirectly involving us or any of our controlled affiliates, including equity or other financing transactions and public or private offerings of our securities. New Mountain Capital has agreed to waive its transaction fee otherwise payable in connection with the rights offering.

COMPANY INFORMATION

We were initially incorporated in the Commonwealth of Virginia in December 1983 as Contract Data Systems, Inc. We changed our name to Deltek Systems, Inc. in August 1984. In April 2007, we reincorporated in the State of Delaware as Deltek, Inc.

Our principal executive office is located at 13880 Dulles Corner Lane, Herndon, Virginia 20171, and our telephone number at that address is (703) 734-8606. Our website address is www.deltek.com. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

The Rights Offering

The following summary describes the principal terms of the rights offering, but is not intended to be complete. See “The Rights Offering” for a more detailed description of the terms and conditions of the rights offering.

Securities Offered	We are distributing at no charge one non-transferable subscription right for each share of common stock that you owned as of 5:00 p.m., New York City time, on the record date, April 14, 2009, either as a holder of record or, in the case of shares held of record by brokers, dealers, custodian banks or other nominees on your behalf, as beneficial owner of the shares.

Fractional shares of our common stock resulting from the exercise of the basic subscription privilege or the over-subscription privilege, will be eliminated by rounding down to the nearest whole share. As a result, we may not issue the full 20,000,000 number of shares authorized for issuance in connection with this rights offering.

Basic Subscription Privilege	For each right that you own, you will have a basic subscription privilege to buy from us 0.4522 shares of our common stock at the subscription price. You may exercise your basic subscription privilege for some or all of your subscription rights, or you may choose not to exercise your subscription rights.

Over-Subscription Privilege	If you exercise your basic subscription privilege in full, you will also have an over-subscription privilege to purchase any shares that our other subscription rights holders do not purchase under their basic subscription privilege. The subscription price for shares purchased pursuant to the over-subscription privilege will be the same as the subscription price for the basic subscription privilege.

If holders exercise their over-subscription privilege for more shares than are available to be purchased pursuant to the over-subscription privilege, we will allocate the shares of our common stock to be issued pursuant to the exercise of the over-subscription privilege pro rata among those over-subscribing rights holders. “Pro rata” means in proportion to the number of shares of our common stock that you and the other subscription rights holders have agreed to purchase by exercising the basic subscription privilege. If you are not allocated the full amount of shares for which you over-subscribe, you will receive a refund of the subscription price, without interest or penalty, that you delivered for those shares of our common stock that are not allocated to you. The subscription agent will mail such refunds as soon as practicable after the completion of the offering.

Subscription Price	The subscription price per share of common stock shall be equal to $3.00. To be effective, any payment related to the exercise of a subscription right must clear prior to the expiration of the rights offering period.

Record Date	April 14, 2009

Expiration Date	The subscription rights will expire at 5:00 p.m., New York City time, on , 2009, unless the expiration date is extended. We reserve the right to extend the subscription rights period at our sole discretion.

Procedure for Exercising Subscription Rights	The subscription rights may be exercised at any time during the subscription period, which commences on , 2009. To exercise your subscription rights, you must properly complete the enclosed subscription rights certificate and deliver it, along with the full subscription price (including any amounts in respect of your over-subscription privilege), to the subscription agent, Computershare Trust Company, N.A. before 5:00 p.m., New York City time, on , 2009, unless the expiration date is extended.

If you use the mail, we recommend that you use insured, registered mail, return receipt requested. If you cannot deliver your subscription rights certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described under “The Rights Offering—Notice of Guaranteed Delivery.”

Use of Proceeds	The net proceeds to us from the rights offering will depend on the number of subscription rights that are exercised. If we issue all 20,000,000 shares available in the rights offering, the net proceeds to us, after deducting estimated offering expenses, will be approximately $58.4 million. We estimate that the expenses of the rights offering will be approximately $1.6 million. We intend to use the net proceeds for additional working capital, which may be used for strategic investments and acquisitions, including acquisitions of other domestic or foreign businesses, for reducing or purchasing our indebtedness, or for general corporate purposes. In addition, we may be required to use a portion of the net proceeds from the rights offering to prepay our term loans under our credit agreement depending on which stockholders exercise their subscription rights. This mandatory prepayment, if any, is not expected to exceed $4.8 million. See “Use of Proceeds.”

Non-Transferability of Subscription Rights	The subscription rights may not be sold, transferred or assigned to anyone else and will not be listed for trading on the Nasdaq Global Select Market or any other stock exchange or market or on the OTC Bulletin Board.

No Revocation of Exercise by Stockholders	All exercises of subscription rights are irrevocable, even if you later learn information about us that you consider unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase the shares of common stock offered pursuant to this rights offering.

Conditions to the Rights Offering	The completion of the rights offering is subject to the conditions described under “The Rights Offering—Conditions and Cancellation.”

Amendment; Cancellation	We may amend the terms of the rights offering or extend the rights offering period. We also reserve the right to cancel the rights offering at any time prior to the expiration date for any reason. If the rights offering is cancelled, all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable to those persons who subscribed for shares in the rights offering.

No Board Recommendation	Our Board of Directors is making no recommendations regarding your exercise of the subscription rights. You are urged to make your own decision whether or not to exercise your subscription rights based on your own assessment of our business and the rights offering. See “Risk Factors.”

Issuance of Common Stock	If you purchase shares of common stock through the rights offering, we will issue those shares to you through DTC as soon as practicable after the completion of the rights offering. Stock certificates will not be issued for shares of our common stock offered in the offering.

Listing of Common Stock	Our common stock trades on the Nasdaq Global Select Market under the symbol “PROJ,” and the shares to be issued in connection with the rights offering will also be listed on the Nasdaq Global Select Market under the same symbol.

Certain Material U.S. Federal Income Tax Considerations	The receipt and exercise of your subscription rights will generally not be taxable under U.S. federal income tax laws. You should, however, seek specific tax advice from your personal tax advisor in light of your personal tax situation and as to the applicability and effect of any other tax laws. See “Certain Material U.S. Federal Income Tax Considerations.”

Subscription Agent	Computershare Trust Company, N.A.

Information Agent	Georgeson Inc.

Shares of Common Stock Outstanding Before the Rights Offering	As of April 14, 2009, 44,232,177 shares of our common stock were outstanding.

Shares of Common Stock Outstanding After Completion of the Rights Offering	We will issue up to 20,000,000 shares of common stock in the rights offering, depending on the number of subscription rights that are exercised. Assuming no options are exercised prior to the expiration of the rights offering period, and based on the number of shares of common stock outstanding as of April 14, 2009, if we issue all 20,000,000 shares of common stock available in this rights offering, we would have 64,232,177 shares of common stock outstanding following the completion of the rights offering.

Risk Factors	Stockholders considering making an investment by exercising subscription rights in the rights offering should carefully read and consider the information set forth in “Risk Factors” beginning on page 14 of this prospectus, together with the other information contained in or incorporated by reference into this prospectus, including the information discussed under the heading “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 13, 2009, before making a decision to invest in our common stock.

Fees and Expenses	We will pay the fees and expenses related to the rights offering.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, within the meaning of the Federal securities laws, that involve substantial risks and uncertainties. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “outlook,” “believes,” “plans,” “intends,” “expects,” “goals,” “potential,” “continues,” “may,” “should,” “seeks,” “will,” “would,” “approximately,” “predicts,” “estimates,” “anticipates” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these words. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. We believe that it is important to communicate our future expectations to our investors. There will be events in the future, however, that we are not able to predict accurately or control. The factors listed under “Risk Factors” in this prospectus and in any documents incorporated by reference into this prospectus as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Such risks and uncertainties include, among other things, risks and uncertainties related to:

•	the impact of general economic, financial market and business conditions;

•	our ability to meet or exceed the expectations of securities analysts or investors;

•	our forecasts of revenues and expenses;

•	our relationships with, and other conditions, including economic, financial market and business conditions, affecting, our customers;

•	our internal control over financial reporting;

•	our ability to attract and retain personnel;

•	competition in the global enterprise applications market for project-focused organizations;

•	our ability to implement our business plan and growth strategy;

•	our ability to develop and introduce new products and services and penetrate new and existing market segments;

•	regulatory and political conditions;

•	our current or future international operations;

•	third-party software development tools and operating platforms and software developed by third parties;

•	our ability to adapt to technological and market trends or changing customer requirements;

•	our software applications;

•	our existing or future indebtedness;

•	past or future acquisitions, including our ability to integrate newly acquired businesses;

•	our liquidity, results of operations and financial condition; and

•	other factors, including those discussed in “Risk Factors” in this prospectus and incorporated by reference into this prospectus.

Before you invest in our securities, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus, including under the heading “Risk Factors,” and in any documents incorporated by reference into this prospectus could have a material adverse effect on our business, results of operations and financial position. Any forward-looking statement made by us in this prospectus speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ will emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You are advised to consult any further disclosures we make on related subjects in the reports we file with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully read and consider the risks described below, together with the other information contained in or incorporated by reference into this prospectus, including the information discussed under the heading “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 13, 2009, before making a decision to invest in our common stock. The risks described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. If any of the following risks actually occurs, our business, results of operations and financial condition could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to the Rights Offering

If the rights offering is consummated, the ownership of the New Mountain Funds, if they exercise their basic and over-subscription privilege in full and other stockholders do not, will increase.

Our largest stockholders, the New Mountain Funds, have advised us that they intend to participate in the rights offering. Although we do not have any formal commitments from the New Mountain Funds to participate in the rights offering, if the New Mountain Funds exercise their basic and over-subscription privilege in full as currently anticipated and no other stockholders do so, the percentage of the outstanding common stock owned by the New Mountain Funds would increase from approximately 57% to 71%. Even if some but not all other stockholders exercise their subscription rights, if the New Mountain Funds fully exercise their basic and over-subscription privilege, their percentage of ownership of our common stock will increase.

The New Mountain Funds will continue to have the benefit of the rights conferred by their investor rights agreement with us, and New Mountain Capital, L.L.C. will continue to have certain rights under its advisory agreement with us. These rights include the ability to elect a majority of the members of the Board of Directors and control all matters requiring stockholder approval, including any transaction subject to stockholder approval (such as a merger or a sale of substantially all of our assets), as long as they collectively own a majority of the outstanding shares of our Class A common stock and at least one-third of the outstanding shares of our common stock. Your interests as a holder of our common stock may differ from the interests of the New Mountain Funds and their affiliates.

If you do not fully exercise your basic subscription privilege, your interest in us will be significantly diluted. In addition, if you do not exercise your basic subscription privilege in full and the subscription price is less than the fair value of our common stock, then you would experience an immediate dilution of the aggregate fair value of your shares, which could be substantial.

Up to 20,000,000 shares of common stock are issuable in the rights offering. If you do not choose to fully exercise your basic subscription privilege, your percentage ownership interest in us will significantly decrease. In addition, if you exercise your basic subscription privilege in full but do not exercise your over-subscription privilege in full and other stockholders fully exercise their basic and over-subscription privileges, the percentage of our common stock owned by those other stockholders will increase. For example, if you own 2,000,000 shares of common stock before the rights offering, or approximately 4.5% of our common stock, and you do not exercise any of your basic or over-subscription privileges while all other stockholders exercise their subscription privileges in full, then your percentage ownership will be reduced to approximately 3%. In addition, if you do not exercise your basic subscription privilege in full and the subscription price is less than the fair value of our common stock, you would experience immediate dilution of the value of your shares relative to what your value would have been had our common stock been issued at fair value. This dilution could be substantial.

The subscription price determined for the rights offering is not an indication of the fair value of our common stock.

Our Board of Directors determined the terms of the rights offering. In determining the subscription price, our Board of Directors considered a number of factors, including:

•	our future needs for additional capital, liquidity and financial flexibility;

•	current economic and financial market conditions;

•	alternatives available for raising equity capital;

•

the size and timing of the rights offering and the price at which our stockholders might be willing to participate in a rights offering offered on a pro rata basis to all stockholders at a discount with an over-subscription privilege;

•	historical and current trading prices for our common stock; and

•

analysis from a capital markets structuring advisor, including information related to prior rights offerings and the range of discounts that the subscription prices represented to the then prevailing and historical trading prices for those offerings.

The subscription price was established by our Board of Directors at a price of $3.00 per share. The subscription price is not necessarily related to our book value, results of operations, cash flows, financial condition or net worth or any other established criteria of value and may or may not be considered the fair value of our common stock at the time the rights offering was approved by our Board or during the rights offering period. On                     , 2009, the closing sale price for our common stock on the Nasdaq Global Select Market was $             per share. We cannot assure you that the trading price of our common stock will not decline during or after the rights offering. We also cannot assure you that you will be able to sell shares purchased in this offering at a price equal to or greater than the subscription price. We do not intend to change the subscription price in response to changes in the trading price of our common stock prior to the closing of the rights offering.

Because we do not have any formal commitments from any of our stockholders to participate in the rights offering, the net proceeds we receive from the rights offering may be lower than currently anticipated.

We do not have any formal commitments from any of our stockholders, including the New Mountain Funds, to participate in the rights offering, and we cannot assure you that the New Mountain Funds or any of our other stockholders will exercise all or any part of their basic subscription privilege or their over-subscription privilege. If our stockholders subscribe for fewer shares of our common stock than anticipated, the net proceeds we receive from the rights offering could be significantly reduced.

The rights offering may cause the price of our common stock to decline.

The subscription price of $3.00 per share is lower than the average of the closing sales prices of our common stock over the thirty trading day period ended                     , 2009. The announcement of the rights offering and its terms, including the subscription price, together with the number of shares of common stock we could issue if this offering is completed, may result in an immediate decrease in the trading price of our common stock. This decrease may continue after the completion of the rights offering. If that occurs, your purchase of shares of our common stock in the rights offering may be at a price greater than the prevailing trading price. Further, if a substantial number of subscription rights are exercised and the holders of the shares received upon exercise of those subscription rights choose to sell some or all of those shares, the resulting sales could also depress the trading price of our common stock.

We may cancel the rights offering at any time prior to the expiration of the rights offering period, and neither we nor the subscription agent will have any obligation to you except to return your subscription payment.

We may at our sole discretion cancel this rights offering at any time prior to the expiration of the rights offering period. If we elect to cancel the rights offering, neither we nor the subscription agent will have any obligation with respect to the subscription rights except to return to you, without interest or penalty, as soon as practicable any subscription payments. In addition, we may suffer reputational harm if the rights offering is cancelled prior to the expiration date.

Because you may not revoke or change your exercise of the subscription rights, you could be committed to buying shares above the prevailing trading price at the time the rights offering is completed.

Once you exercise your subscription rights, you may not revoke or change the exercise. The trading price of our common stock may decline before the subscription rights expire. If you exercise your subscription rights, and, afterwards, the trading price of our common stock decreases below the $3.00 per share subscription price, you will have committed to buying shares of our common stock at a price above the prevailing trading price and could have an immediate unrealized loss. Our common stock is traded on the Nasdaq Global Select Market under the symbol, “PROJ,” and the closing sale price of our common stock on the Nasdaq Global Select Market on                     , 2009 was $             per share. There can be no assurances that the trading price of our common stock will equal or exceed the subscription price at the time of exercise or at the expiration of the subscription rights offering period.

You may not be able to resell any shares of our common stock that you purchase pursuant to the exercise of subscription rights immediately upon expiration of the subscription rights offering period or be able to sell your shares at a price equal to or greater than the subscription price.

If you exercise subscription rights, you may not be able to resell the common stock purchased by exercising your subscription rights until you, or your broker, custodian bank or other nominee, if applicable, have received those shares. Moreover, you will have no rights as a stockholder of the shares you purchased in the rights offering until we issue the shares to you. Although we will endeavor to issue the shares as soon as practicable after completion of the rights offering, including the guaranteed delivery period and after all necessary calculations have been completed, there may be a delay between the expiration date of the rights offering and the time that the shares are issued. In addition, we cannot assure you that, following the exercise of your subscription rights, you will be able to sell your common stock at a price equal to or greater than the subscription price.

Because we will have broad discretion over the use of the net proceeds from the rights offering, you may not agree with how we use the proceeds.

We intend to use the net proceeds for additional working capital, which may be used for strategic investments and acquisitions, including acquisitions of other domestic or foreign businesses, to reduce or purchase our indebtedness, or for general corporate purposes. However, we may allocate the proceeds among these purposes as we determine is appropriate. In addition, economic and financial market conditions may require us to allocate portions of the net proceeds for other purposes. Accordingly, you will be relying on the judgment of our management with regard to the use of proceeds from the rights offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used in a manner that you consider appropriate.

If you do not act promptly and follow the subscription instructions, your exercise of subscription rights will be rejected.

Stockholders that desire to purchase shares in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration date of the rights offering. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, dealer, custodian bank or other nominee acts for you and that all required forms and payments are actually received by the subscription agent prior to the expiration of the rights offering period. We are not responsible if your broker, dealer, custodian bank or nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration of the rights offering period. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in the rights offering prior to the expiration of the rights offering period, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor the subscription agent undertakes to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form. We have the sole discretion to determine whether the exercise of your subscription rights properly and timely follows the subscription procedures.

Because the subscription rights are non-transferable, there is no market for the subscription rights.

You may not sell, transfer or assign your subscription rights to anyone else, and we do not intend to list the subscription rights on the Nasdaq Global Select Market, any other stock exchange or the OTC Bulletin Board. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights. You must exercise the subscription rights and acquire additional shares of our common stock to realize any value that may be embedded in the subscription rights.

If you make payment of the subscription price by uncertified personal check, your check may not clear in sufficient time to enable you to purchase shares in the rights offering.

Any uncertified personal check used to pay the subscription price in the rights offering must clear prior to the expiration date of the rights offering, and the clearing process may require five or more business days. As a result, if you choose to use an uncertified personal check to pay the subscription price, it may not clear prior to the expiration date, in which event you would not be eligible to exercise your subscription rights. You may eliminate this risk by paying the subscription price by certified or cashier’s check or bank draft drawn on a U.S. bank or a U.S. postal money order.

USE OF PROCEEDS

The net proceeds to us from the rights offering will depend on the number of subscription rights that are exercised. If we issue all 20,000,000 shares available in the rights offering, we estimate that the net proceeds to us from the sale of our common stock offered in the rights offering, after deducting estimated offering expenses, will be approximately $58.4 million. We estimate that the expenses of the rights offering will be approximately $1.6 million.

We intend to use the net proceeds for additional working capital, which may be used for strategic investments and acquisitions, including acquisitions of other domestic or foreign businesses, to reduce or purchase our indebtedness, or for general corporate purposes. In addition, we may be required to use a portion of the net proceeds from the rights offering to prepay term loans outstanding under our credit agreement with a syndicate of lenders for which Credit Suisse acts as administrative agent. The credit agreement requires us to prepay a portion of the term loans from the net proceeds of certain equity issuances to certain investors if our leverage ratio (as defined in the credit agreement) is greater than 2.75. The mandatory prepayment, if any, required in connection with the rights offering is not expected to exceed $4.8 million. Because we are not required to make any prepayments from the net proceeds of additional equity contributions by the New Mountain Funds and their affiliates, as well as those stockholders and employees that owned our common stock immediately upon the consummation of our recapitalization in 2005, the actual amount, if any, of this prepayment will depend on the extent to which these stockholders participate in the rights offering.

Until we use the net proceeds, we will invest them temporarily in liquid short-term securities.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock is traded on the Nasdaq Global Select Market under the symbol “PROJ.” The following table sets forth the high and low sales prices for our common stock for the periods indicated as reported by the Nasdaq Global Select Market.

	High	Low
Year ended December 31, 2008:
Fourth Quarter	$6.79	$3.06
Third Quarter	9.05	5.14
Second Quarter	14.04	7.36
First Quarter	15.70	11.65

Year ended December 31, 2007:
Fourth Quarter	$18.63	$13.55
Third Quarter	—	—
Second Quarter	—	—
First Quarter	—	—

There is no established public trading market for our Class A common stock. As of April 14, 2009, there were 60 stockholders of record of our common stock and three stockholders of record of our Class A common stock.

Our Class A common stock does not carry any general voting rights, dividend entitlement or liquidation preference, but it carries certain rights to designate up to a majority of the members of our Board of Directors. As a result of this stock ownership and other arrangements, we are deemed to be a “controlled company” under the rules established by the Nasdaq Global Select Market and qualify for, and rely on, the “controlled company” exception to the Board of Directors and committee composition requirements regarding independence under the rules of the Nasdaq Global Select Market.

We did not pay cash dividends in 2008 or 2007 and we currently do not intend to pay cash dividends. Our investor rights agreement requires the prior written consent of our controlling stockholder, the New Mountain Funds, if we wish to pay or declare any dividend on our capital stock. Our credit agreement also restricts certain activities, including our ability to pay cash dividends.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2008 on an actual basis and on an as adjusted basis assuming the sale of all 20,000,000 shares available in the rights offering at a subscription price of $3.00 per share, after deducting estimated offering expenses. The following information should be read in conjunction with our consolidated financial statements and the notes thereto incorporated by reference in this prospectus.

	As of December 31, 2008
	Actual	As Adjusted(1)
	(audited)
Cash and cash equivalents	$35,788	$94,160

Long-term debt, including current portion	$192,815	$192,815

Stockholders' deficit:
Preferred stock, $0.001 par value—authorized, 5,000,000 shares; none issued or outstanding, actual and as adjusted	—	—
Common stock, $0.001 par value—authorized, 200,000,000 shares; issued and outstanding, 43,474,220 shares actual, 63,474,220 shares as adjusted	43	63
Class A common stock, $0.001 par value—authorized, 100 shares; issued and outstanding, 100 shares, actual and as adjusted	—	—
Additional paid-in capital	177,249	235,601
Accumulated deficit	(229,905)	(229,905)
Accumulated other comprehensive deficit	(1,197)	(1,197)

Total shareholders' deficit	(53,810)	4,562

Total capitalization	$139,005	$197,377

(1)

Our cash and cash equivalents and capitalization as of December 31, 2008 on an as adjusted basis does not reflect any portion of the net proceeds from this offering that may be used to reduce our existing indebtedness, including as a result of any mandatory prepayment of our term loan. See “Use of Proceeds.”

THE RIGHTS OFFERING

The following describes the rights offering in general and assumes, unless specifically provided otherwise, that you are a record holder of our common stock on the record date. If you hold your shares in a brokerage account or through a dealer or other nominee, please also refer to “—Notice To Brokers and Nominees” below.

Before deciding whether to exercise your subscription rights, you should carefully read this prospectus, including the information set forth under the heading “Risk Factors” and the information that is incorporated by reference into this prospectus, including the information set forth under the heading “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 13, 2009.

The Subscription Rights

We are distributing to holders of our common stock as of 5:00 p.m., New York City time, on April 14, 2009, which is the record date for this rights offering, at no charge, non-transferable subscription rights to purchase shares of our common stock. You will receive one subscription right for each share of common stock you owned as of 5:00 p.m., New York City time, on the record date. The subscription rights will be evidenced by subscription rights certificates. Subscription rights may be exercised at any time during the subscription period, which commences on                     , 2009, through the expiration date for the rights offering, which is 5:00 p.m., New York City time, on                     , 2009. You are not required to exercise any of your subscription rights.

Fractional shares of our common stock resulting from the exercise of the basic subscription privilege or the over-subscription privilege, each as described below, will be eliminated by rounding down to the nearest whole share. As a result, we may not issue the full 20,000,000 number of shares authorized for issuance in connection with this rights offering. Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

Basic Subscription Privilege

Each subscription right will entitle you to purchase 0.4522 shares of our common stock at a subscription price of $3.00 per share. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights.

Over-Subscription Privilege

If you exercise your basic subscription privilege in full, you will also have an over-subscription privilege to purchase any shares that our other subscription rights holders do not purchase pursuant to their basic subscription privilege. The subscription price for shares purchased pursuant to the over-subscription privilege will be the same as the subscription price for the basic subscription privilege.

You may exercise your over-subscription privilege only if you exercise your basic subscription privilege in full. To determine if you have fully exercised your basic subscription privilege, we will consider only the basic subscription privilege held by you in the same capacity. For example, if you are granted subscription rights for shares of our common stock that you own individually and shares of our common stock that you own jointly with your spouse, you may exercise your over-subscription privilege with respect to the subscription rights you own individually, as long as you fully exercise your basic subscription privilege with respect to your individually owned subscription rights. You will not, however, be able to exercise the over-subscription privilege you own collectively with your spouse unless the basic subscription privilege collectively owned by you and your spouse is fully exercised. You do not have to subscribe for any shares under the basic subscription privilege owned jointly with your spouse to exercise your individual over-subscription privilege.

When you complete the portion of your subscription rights certificate to exercise your over-subscription privilege, you will be representing and certifying that you have fully exercised your basic subscription privilege as to shares of our common stock that you hold in that capacity. You must exercise your over-subscription privilege at the same time you exercise your basic subscription privilege in full.

If holders exercise their over-subscription privilege for more shares than are available to be purchased pursuant to the over-subscription privilege, we will allocate the shares of our common stock to be issued pursuant to the exercise of the over-subscription privilege pro rata among those over-subscribing rights holders. “Pro rata” means in proportion to the number of shares of our common stock that you and the other subscription rights holders have agreed to purchase by exercising the basic subscription privilege. If there is a pro rata allocation of the remaining shares of our common stock and you would otherwise receive an allocation of a greater number of shares than you subscribed for under your over-subscription privilege, then we will allocate to you only the number of shares for which you subscribed. We will allocate the remaining shares among all other holders exercising their over-subscription privilege. If you are not allocated the full amount of shares for which you over-subscribe, you will receive a refund of the subscription price, without interest or penalty, that you delivered for those shares of our common stock that are not allocated to you. The subscription agent will mail such refunds as soon as practicable after the completion of the offering.

In order to exercise the over-subscription privilege, brokers, dealers, custodian banks and other nominee subscription rights holders who exercise the over-subscription privilege on behalf of beneficial owners must certify to the subscription agent and to us with respect to each beneficial owner:

•	the number of subscription rights exercised under the basic subscription privilege; and

•	the number of shares subscribed for under the over-subscription privilege.

If your shares are held by a broker, dealer, custodian bank or other nominee in book-entry form through DTC, then, in addition to the other materials required to be submitted to the subscription agent to exercise your subscription rights, a Nominee Holder Certification will also be required. See “—Method of Exercising Subscription Rights—Subscription by DTC Participants.”

Subscription Price

Our Board of Directors determined the terms of the rights offering. In determining the subscription price, our Board of Directors considered a number of factors, including:

•	our future needs for additional capital, liquidity and financial flexibility;

•	current economic and financial market conditions;

•	alternatives available for raising equity capital;

•

the size and timing of the rights offering and the price at which our stockholders might be willing to participate in a rights offering offered on a pro rata basis to all stockholders at a discount with an over-subscription privilege;

•	historical and current trading prices for our common stock; and

•

analysis from our capital markets structuring advisor, including information related to prior rights offerings and the range of discounts that the subscription prices represented to the prevailing and historical trading prices for those offerings.

The subscription price was established by our Board of Directors at a price of $3.00 per share. The subscription price is not necessarily related to our book value, results of operations, cash flows, financial condition or net worth or any other established criteria of value and may or may not be considered the fair value of our common stock at the time the rights offering was approved by our Board or during the rights offering period. We cannot assure you that the trading price of our common stock will not decline during or after the rights offering.

We also cannot assure you that you will be able to sell shares of common stock purchased during the rights offering at a price equal to or greater than the subscription price. We urge you to obtain a current quote for our common stock before exercising your subscription rights. We do not intend to change the subscription price in response to changes in the trading price of our common stock prior to the closing of the rights offering.

Expiration Time and Date; Amendments

The subscription rights will expire at 5:00 p.m., New York City time, on                     , 2009, unless we extend it. We reserve the right to extend the subscription period at our sole discretion. We will notify you of any extension of the expiration date by issuing a press release. You must properly complete the enclosed subscription rights certificate and deliver it, along with the full subscription price (including any amounts in respect of your over-subscription privilege), to the subscription agent prior to 5:00 p.m., New York City time, on                     , 2009, unless the expiration date is extended. After the expiration of the rights offering period, all unexercised subscription rights will be null and void. We will not be obligated to honor any purported exercise of subscription rights which the subscription agent receives after the expiration of the offering, regardless of when you sent the documents regarding that exercise, unless you have used the guaranteed delivery procedures described under “—Notice of Guaranteed Delivery.” Shares purchased in the rights offering will be issued through DTC and any subscription payments for shares not allocated or validly purchased will be sent, as soon as practicable following the expiration date of the rights offering.

We reserve the right, at our sole discretion, to amend or modify the terms of the rights offering.

Reasons for the Rights Offering

We are conducting the rights offering in order to raise additional equity capital and to improve and strengthen our financial position. In authorizing the rights offering, our Board of Directors evaluated our future need for additional liquidity and capital, including for strategic investments and acquisitions or reducing or purchasing our indebtedness, and our need for increased financial flexibility in order to enable us to achieve our business plan and growth strategy. Our Board of Directors also considered:

•	current economic and financial market conditions;

•	analysis from our capital markets structuring advisor;

•	the size and timing of the rights offering;

•	the potential dilution to our current stockholders if they choose not to participate in the offering;

•	alternatives available for raising equity capital;

•	historical and current trading prices for our common stock;

•	the fact that the rights offering could potentially increase the public float for our common stock; and

•	the fact that existing stockholders would have the opportunity to participate on a pro rata basis at a discount and would also have an over-subscription privilege.

The net proceeds to us from the rights offering will depend on the number of subscription rights that are exercised. If we issue all 20,000,000 shares available in the rights offering, the net proceeds to us, after deducting estimated offering expenses, will be approximately $58.4 million. We estimate that the expenses of the rights offering will be approximately $1.6 million.

We intend to use the net proceeds for additional working capital, which may be used for strategic investments and acquisitions, including acquisitions of other domestic or foreign businesses, to reduce or purchase our indebtedness, or for general corporate purposes.

Method of Exercising Subscription Rights

The exercise of subscription rights is irrevocable and may not be cancelled or modified. You may exercise your subscription rights as follows:

Subscription by Registered Holders

To exercise your basic subscription privilege and your over-subscription privilege, you must properly complete and execute the subscription rights certificate, together with any required signature guarantees, and forward it, together with payment in full of the subscription price for each share of our common stock you are subscribing for, including any shares you subscribe for pursuant to the over-subscription privilege, to the subscription agent at the address set forth under “—Subscription Agent” below, on or prior to the expiration date.

Subscription by DTC Participants

If your subscription rights are held of record through DTC, you may exercise your basic subscription privilege and your over-subscription privilege by instructing DTC, or having your broker instruct DTC, to transfer your subscription rights from your account to the account of the subscription agent, together with certification as to the aggregate number of subscription rights you are exercising and the number of shares of our common stock you are subscribing for under your basic subscription privilege and your over-subscription privilege, if any, and payment in full of the subscription price for each share of our common stock that you subscribed for, including any shares pursuant to the over-subscription privilege. Except as described under the subsection titled “—Notice of Guaranteed Delivery,” subscriptions accepted by the subscription agent via a Notice of Guaranteed Delivery must be delivered to the subscription agent with payment before the expiration of the subscription period.

Subscription by Beneficial Owners

If you are a beneficial owner of shares of our common stock or will receive your subscription rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you and exercise your subscription rights and deliver all documents and payment on your behalf prior to 5:00 p.m., New York City time, on                     , 2009. If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you.

To indicate your decision with respect to your subscription rights, you should complete and return to your broker, custodian bank or other nominee, the form entitled “Beneficial Owners Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other subscription rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.

Payment Method

Your payment of the subscription price must be made in U.S. dollars for the full number of shares of common stock you wish to acquire under the basic subscription privilege and the over-subscription privilege by either:

•	uncertified check payable to “Computershare Trust Company, N.A. (acting as subscription agent for Deltek)”;

•	certified or cashier’s check or bank draft drawn upon a U.S. bank and payable to “Computershare Trust Company, N.A. (acting as subscription agent for Deltek)”; or

•	U.S. postal money order payable to “Computershare Trust Company, N.A. (acting as subscription agent for Deltek)”.

Receipt of Payment

Your payment will be considered received by the subscription agent only upon:

•	clearance of any uncertified check deposited by the subscription agent; or

•	receipt by the subscription agent of any certified check or cashier’s check or bank draft drawn upon a U.S. bank or any U.S. postal money order.

Payment received after the expiration of the rights offering period will not be honored, and, in that case, the subscription agent will return your payment to you, without interest or penalty, as soon as practicable.

Clearance of Uncertified Checks

If you are paying by uncertified personal check, please note that payment will not be deemed to have been received by the subscription agent until the check has cleared, which could take at least five or more business days to clear. If you wish to pay the subscription price by uncertified personal check, we urge you to make payment sufficiently in advance of the time the rights offering expires to ensure that your payment is received by the subscription agent and clears by the rights offering expiration date. We urge you to consider using a certified or cashier’s check or bank draft or U.S. postal money order.

Instructions for Completing Your Subscription Rights Certificate

You should read the instruction letter accompanying the subscription rights certificate carefully and strictly follow it. Do not send subscription rights certificates or payments to us. Except as described below under “—Notice of Guaranteed Delivery,” we will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed subscription rights certificate and payment of the full subscription amount. The risk of delivery of all documents and payments is borne by you or your nominee, not us or the subscription agent.

The method of delivery of subscription rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment before the expiration of the subscription period for the rights offering. Because uncertified personal checks may take at least five or more business days to clear, we strongly urge you to pay or arrange for payment by means of certified or cashier’s check or bank draft or U.S. postal money order to avoid missing the opportunity to exercise your subscription rights should you decide to exercise your subscription rights.

Missing or Incomplete Subscription Information

If you do not indicate the number of subscription rights being exercised, or do not forward full payment of the total subscription price payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your subscription rights with respect to the maximum number of subscription rights that may be exercised with the aggregate subscription price payment you delivered to the subscription agent. If your aggregate subscription price payment is greater than the amount you would owe for exercise of your basic subscription privilege in full, you will be deemed to have exercised your over-subscription privilege to purchase the maximum number of shares of our common stock that could be purchased with your over-payment. If we do not apply your full subscription price payment to your purchase of shares of our common stock, we or the subscription agent will return the excess amount to you by mail, without interest or penalty, as soon as practicable after the expiration date of the rights offering.

Conditions and Cancellation

We reserve the right to cancel the rights offering on or prior to the expiration date of the rights offering for any reason. We may cancel, extend or otherwise amend the rights offering, in whole or in part, if at any time before completion of the rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our Board of Directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occur. If we cancel the rights offering, in whole or in part, all affected subscription rights will expire without value, and all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

Cancellation Rights

Our Board of Directors may cancel, extend or otherwise amend the rights offering at its sole discretion at any time prior to the time the rights offering expires for any reason. If we cancel the rights offering, we will issue a press release notifying stockholders of the cancellation, and any funds you paid to the subscription agent will be returned, without interest or penalty, as soon as practicable.

Subscription Agent

Computershare Trust Company, N.A. is acting as the subscription agent for the rights offering under an agreement with us. All subscription rights certificates, payments of the subscription price and nominee holder certifications, to the extent applicable to your exercise of subscription rights, must be delivered to Computershare Trust Company as follows:

By mail: Computershare Trust Company, N.A. Attention: Voluntary Corporate Actions PO Box 43011 Providence, RI 02940-3011	By overnight courier: Computershare Trust Company, N.A. Attention: Voluntary Corporate Actions 250 Royall Street, Suite V Canton, MA 02021

By facsimile transmission (for eligible institutions only):

(617) 360-6810

You should confirm receipt of all facsimile transmissions by calling the subscription agent at (781) 575-2332. You should direct any questions or requests for assistance concerning the method of subscribing for the shares of common stock or for additional copies of this prospectus to Georgeson Inc. at (888) 897-6149.

We will pay the fees and expenses of Computershare Trust Company, N.A. We have also agreed to indemnify Computershare Trust Company, N.A. against certain liabilities in connection with the rights offering.

If you deliver subscription documents, subscription rights certificates or notices of guaranteed delivery in a manner different than that described in this prospectus, then we may not honor the exercise of your subscription privilege.

Fees and Expenses

We will pay all fees charged by the subscription agent and the information agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights. Neither the subscription agent nor we will pay such expenses.

Fractional Shares of Common Stock

We will not issue fractional shares of common stock. Fractional shares of our common stock resulting from the exercise of the basic subscription privilege will be eliminated by rounding down to the nearest whole share. Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

Medallion Guarantee May Be Required

Your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•	your subscription rights certificate provides that shares are to be delivered to you as record holder of those subscription rights; or

•	you are an eligible institution.

Notice To Brokers and Nominees

If you are a broker, custodian bank or other nominee holder that holds shares of our common stock for the account of others on the rights offering record date, you should notify the respective beneficial owners of such shares of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription rights certificates and submit them to the subscription agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the subscription rights offering record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification” that we will provide to you with your subscription rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.

Notice of Guaranteed Delivery

If you wish to exercise your subscription rights, but you do not have sufficient time to deliver the subscription rights certificate evidencing your subscription rights to the subscription agent, on or before the time the rights offering expires, you may exercise your subscription rights by the following guaranteed delivery procedures:

•

deliver to the subscription agent on or prior to the rights offering expiration date your subscription price payment in full for each share you subscribed for under your subscription privilege in the manner set forth above in “—Payment Method”;

•

deliver to the subscription agent on or prior to the expiration date the form entitled “Notice of Guaranteed Delivery,” substantially in the form provided with the “Instructions as to Use of Deltek Subscription Rights Certificates” distributed with your subscription rights certificates; and

•

deliver the properly completed subscription rights certificate evidencing your subscription rights being exercised and the related nominee holder certification, if applicable, with any required signature guarantee, to the subscription agent within three business days following the date of your Notice of Guaranteed Delivery. For purposes of these Notice of Guaranteed Delivery procedures, “business day” means any day on which trading is conducted on the Nasdaq Global Select Market.

Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the Instructions as to the Use of Deltek Subscription Rights Certificates, which will be distributed to you with your subscription rights certificate. Your Notice of Guaranteed Delivery must include a signature guarantee from an eligible institution or other eligible guarantee institutions that are members of, or participants in, a signature guarantee program acceptable to the subscription agent. A form of that guarantee is included with the Notice of Guaranteed Delivery.

In your Notice of Guaranteed Delivery, you must state:

•	your name;

•

the number of subscription rights represented by your subscription rights certificate, the number of shares of our common stock for which you are subscribing under your basic subscription privilege and the number of shares of our common stock for which you are subscribing under your over-subscription privilege, if any; and

•

your guarantee that you will deliver to the subscription agent any subscription rights certificates evidencing the subscription rights you are exercising within three business days following the date the subscription agent receives your Notice of Guaranteed Delivery.

You may deliver your Notice of Guaranteed Delivery to the subscription agent in the same manner as your subscription rights certificates at the address or facsimile number set forth above under “—Subscription Agent.”

The information agent will send you additional copies of the form of Notice of Guaranteed Delivery if you request them. Please call Georgeson Inc., the information agent, at (888) 897-6149 to request any copies of the form of Notice of Guaranteed Delivery.

In the case of holders of subscription rights that are held of record through DTC, those subscription rights may be exercised by instructing DTC to transfer subscription rights from that holder’s DTC account to the subscription agent’s DTC account, together with payment of the full subscription price. The notice of guaranteed delivery must be guaranteed by a commercial bank, trust company or credit union having an office, branch or agency in the United States or by a member of a Stock Transfer Association approved medallion program such as STAMP, SEMP or MSP. Notices of guaranteed delivery and payments should be mailed or delivered to the appropriate addresses set forth under “—Subscription Agent.”

Questions About Exercising Subscription Rights

If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this document, the Instructions as to the Use of Deltek Subscription Rights Certificates or the Notice of Guaranteed Delivery, you should contact the information agent, Georgeson Inc., at (888) 897-6149.

Transferability of Subscription Rights

The subscription rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your subscription rights to anyone else.

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your subscription privileges, including time of receipt and eligibility to participate in the rights offering. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us at our sole discretion. Neither the subscription agent nor we shall be under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to cancel the rights offering, only when a properly completed and duly executed subscription rights certificate and any other required documents and payment of the full subscription amount have been received by the subscription agent. Our interpretations of the terms and conditions of the rights offering will be final and binding.

Segregated Account; Return of Funds

The subscription agent will hold funds received in payment for shares of the common stock in a segregated account pending completion of the rights offering. The subscription agent will hold this money until the rights offering is completed or is cancelled. If the rights offering is cancelled for any reason, we will return this money to subscribers, without interest or penalty, as soon as practicable.

Certificates for Shares of Common Stock

Stock certificates will not be issued for shares of our common stock offered in the offering. As soon as practicable after the expiration of the rights offering period, the subscription agent will arrange for issuance through DTC to each subscription rights holder of record that has validly exercised its basic subscription privilege, the shares of common stock purchased pursuant to the basic subscription privilege. Shares subscribed for pursuant to the over-subscription privilege will be delivered through DTC as soon as practicable after the expiration date of the rights offering and following the completion of any pro-rations as may be necessary in the event the over-subscription requests exceed the number of shares not subscribed for pursuant to the basic subscription privilege.

Rights of Subscribers

You will have no rights as a stockholder of our common stock until your account, or your account at your broker, custodian bank or other nominee is credited with the shares of our common stock purchased in the rights offering. You will have no right to revoke your subscriptions after you deliver your completed subscription rights certificate, payment and any other required documents to the subscription agent.

Stockholder Agreements

You will not be subject to any stockholder agreement that restricts your ability to sell or transfer any new shares of common stock acquired by you in the rights offering. Although certain of our stockholders are subject to a stockholder agreement with us with respect to the shares of common stock acquired by them (i) prior to our initial public offering in November 2007, (ii) pursuant to our 2005 Stock Option Plan and/or (iii) pursuant to our 2007 Stock Incentive and Award Plan, shares acquired in connection with the exercise of subscription rights in this offering will not be subject to any of those stockholder agreements.

Foreign and Other Stockholders

We will not mail subscription rights certificates to stockholders whose addresses are outside the United States or who have an army post office or foreign post office address. The subscription agent will hold these subscription rights certificates for their account. To exercise subscription rights, our foreign stockholders and stockholders with an army post office or foreign post office address must notify the subscription agent prior to 11:00 a.m., New York City time, at least three business days prior to the expiration date of the rights offering by completing an international holder subscription form which will be delivered to those holders in lieu of a subscription rights certificate and sending it by mail or telecopy to the subscription agent at the address and telecopy number set forth under “—Subscription Agent.”

No Revocation or Change

Once you submit the form of subscription rights certificate to exercise any subscription rights, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase the shares of common stock offered pursuant to this rights offering.

Regulatory Limitation

We will not be required to issue to you shares of our common stock pursuant to the rights offering if, in our opinion, you are required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control the shares and if, at the time the rights offering expires, you have not obtained this clearance or approval.

U.S. Federal Income Tax Treatment of Subscription Rights Distribution

Based upon discussions with our advisors, we believe that our distribution or any stockholder’s exercise of these subscription rights to purchase shares of common stock should generally not be taxable to our stockholders. See “Certain Material U.S. Federal Income Tax Considerations.”

YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE RECEIPT OF SUBSCRIPTION RIGHTS IN THIS OFFERING AND THE OWNERSHIP, EXERCISE AND DISPOSITION OF THE SUBSCRIPTION RIGHTS APPLICABLE TO YOUR OWN PARTICULAR TAX SITUATION.

No Recommendation to Subscription Rights Holders

Our Board of Directors is making no recommendations regarding your exercise of the subscription rights. You are urged to make your own decision whether or not to exercise your subscription rights based on your own assessment of our business and the rights offering. See “Risk Factors” in this prospectus and in any document incorporated by reference into this prospectus.

Listing

The subscription rights may not be sold, transferred or assigned to anyone else and will not be listed on the Nasdaq Global Select Market or any other stock exchange or market or on the OTC Bulletin Board. The shares of common stock issuable upon exercise of the subscription rights will be listed on the Nasdaq Global Select Market under the symbol “PROJ.”

Shares of Common Stock Outstanding After the Rights Offering

Based on the 44,232,177 shares of our common stock outstanding as of April 14, 2009, and assuming (i) no options are exercised prior to the expiration of the rights offering period and (ii) all shares available in the rights offering are sold, 64,232,177 shares of our common stock will be outstanding upon completion of the rights offering, representing an increase in the number of outstanding shares of our common stock of approximately 45%.

Impact of Rights Offering on 2007 Stock Incentive and Award Plan

Under the Deltek, Inc. 2007 Stock Incentive and Award Plan, the aggregate number of shares reserved and available for grant and issuance is increased on January 1 of each year by 3% of the total number of our shares of common stock issued and outstanding on December 31 of the previous year. As a result, if we complete the rights offering and issue the 20,000,000 shares of common stock available in the rights offering, the number of shares available under our 2007 Stock Incentive and Award Plan would increase on January 1, 2010 by an additional 600,000 shares of common stock, assuming all of the shares issued in the rights offering remained issued and outstanding as of December 31, 2009 and no additional shares of common stock are issued by us for any other reason.

New Mountain Capital Transaction Fee

We are party to an advisory agreement with New Mountain Capital pursuant to which, among other things, New Mountain Capital is entitled to receive a transaction fee, on a transaction by transaction basis, equal to 2% of the transaction value of each significant transaction with a value of $25 million or more directly or indirectly involving us or any of our controlled affiliates, including equity or other financing transactions and public or private offerings of our securities. New Mountain Capital has agreed to waive its transaction fee otherwise payable in connection with the rights offering.

Corporate Finance Advisor

We have retained Credit Suisse Securities (USA) LLC to act as exclusive corporate finance advisor in connection with this rights offering. Credit Suisse Securities (USA) LLC will provide corporate finance advisory services to us in connection with this rights offering. Credit Suisse Securities (USA) LLC will not underwrite this rights offering or solicit exercises of rights and has no obligation to purchase, or procure purchases of, the shares of our common stock offered hereby or otherwise act in any capacity whatsoever as an underwriter, agent or dealer manager.

We have agreed to pay Credit Suisse Securities (USA) LLC an advisory fee in connection with the rights offering. In addition, we have agreed to indemnify Credit Suisse Securities (USA) LLC with respect to certain liabilities, including liabilities under the federal securities laws.

Credit Suisse Securities (USA) LLC has not prepared an opinion as to the fairness of the subscription price or the terms of this rights offering. Credit Suisse Securities (USA) LLC expresses no opinion and makes no recommendation to the holders of our common stock as to the purchase by any person of any shares of our common stock. Credit Suisse Securities (USA) LLC also expresses no opinion as to the prices at which the shares of common stock may trade if and when they are issued or at any future time.

Credit Suisse Securities (USA) LLC and its respective affiliates have from time to time performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us and for our affiliates in the ordinary course of business for which they have received and would receive customary compensation. Affiliates of Credit Suisse Securities (USA) LLC are lenders, and may receive a portion of the net proceeds from this offering to the extent used to repay debt, under our credit agreement. An affiliate of Credit Suisse Securities (USA) LLC is also the administrative agent under our credit agreement.

We have not employed any brokers, dealers or underwriters in connection with the solicitation of exercise of rights, and, except as described herein, no other commissions, underwriting fees or discounts will be paid in connection with this rights offering.

Other Matters

We are not making the rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any shares of our common stock from subscription rights holders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights. We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in whole or in part, in order to comply with the securities laws or other legal requirements of those states or other jurisdictions. Subject to state securities laws and regulations, we also have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your subscription privileges in order to comply with state securities laws. We may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights you will not be eligible to participate in the rights offering. However, we are not currently aware of any states or jurisdictions that would preclude participation in the rights offering.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 200,000,000 shares of our common stock, $0.001 par value, 100 shares of Class A common stock, $0.001 par value, and 5,000,000 shares of our preferred stock, $0.001 par value. As of April 14, 2009, there were 44,232,177 shares of common stock outstanding, held of record by approximately 60 stockholders, and 100 shares of Class A common stock, held of record by the New Mountain Funds.

The following description of our capital stock does not purport to be complete and is subject to and qualified by the provisions of our certificate of incorporation and amended and restated bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Delaware Law. The descriptions are qualified in their entirety by reference to our certificate of incorporation and amended and restated bylaws and to applicable law. In addition, the discussion below is affected by agreements with our principal stockholders and is qualified in their entirety by reference to those agreements. See “Certain Relationships and Related Party Transactions” in our most recent Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 13, 2009 (which document is incorporated by reference herein).

Common Stock

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Our stockholders do not have cumulative voting rights in the election of directors. Subject to preferences that may be granted to any then-outstanding preferred stock, holders of our common stock are entitled to receive ratably only those dividends that our Board of Directors may from time to time declare, and we may pay, on our outstanding shares in the manner and upon the terms and conditions provided by law. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all of our assets remaining after we pay our liabilities and distribute the liquidation preference of any then-outstanding preferred stock. Other than the subscription rights offered in this offering, holders of our common stock will have no preemptive or other subscription or conversion rights. There will be no redemption or sinking fund provisions applicable to our common stock. Additional shares of authorized common stock may be issued, as determined by our Board of Directors from time to time, without stockholder approval, except as may be required under applicable Nasdaq requirements.

Holders of our Class A common stock are entitled to elect a certain number of the members of the Board of Directors independently of the holders of shares of our common stock. All of the issued and outstanding shares of our Class A common stock is held by the New Mountain Funds. Under the terms of the Class A common stock, and assuming the holders beneficially own one-third or more of the outstanding shares of our common stock, the holders are entitled to elect a majority of the members of our Board of Directors. If the holders own less than one-third but at least 15% of the outstanding shares of our common stock, they are entitled to elect three of the members of our Board of Directors. If the holders own less than 15% of the outstanding shares of our common stock, but at least 5% of the outstanding shares of our common stock, they are entitled to elect two members and if the holders own less than 5% of the outstanding shares of our common stock, then so long as they own any shares of our common stock, they are entitled to elect one member of our Board of Directors. The holders are entitled to remove, without cause, any member of our Board elected by them or to fill any vacancy created by the resignation, death or removal of a member of our Board elected by them. Holders of our Class A common stock are not entitled to any general voting rights or any dividend or liquidation preferences.

Preferred Stock

Our Board of Directors has the authority, without further action by the stockholders, to issue our preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of each series. These rights, preferences and privileges may include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of this series, any or all of which may be greater than the rights of our common stock. The issuance of our preferred stock could adversely affect the voting power of our holders of common stock and the likelihood that these holders will receive dividend payments and payments upon liquidation.

Certificate of Incorporation Amendments

Our certificate of incorporation may be amended in any manner provided by the Delaware General Corporation Law, except for provisions relating to exculpation, amendments to the certificate of incorporation or corporate opportunities, which can only be amended by 80% of the voting power of shares of our capital stock.

Board of Directors

Our Board of Directors is currently composed of ten members. Under our certificate of incorporation, we may not have less than three nor more than 15 Board members. Our certificate of incorporation authorizes our Board to fix the number of its members. A vacancy or a newly created Board position is filled by our Board of Directors (subject to the rights of the holders of the Class A common stock or any series of preferred stock then outstanding). A nominee for director will be elected, as a general matter, if the votes cast for the nominee’s election exceed the votes cast against the nominee’s election. In the event of a director nomination by a stockholder in accordance with our amended and restated bylaws, directors will be elected by a plurality of the votes cast. Under our Board’s policy, and absent a stockholder nomination, a director who fails to receive the required number of votes for re-election is expected to tender his resignation for Board consideration and any Board nominee, or any Board appointee filling a director vacancy or newly created directorship, is required to agree, prior to nomination, to tender his resignation for Board consideration in the event of his failing to receive the requisite number of votes for re-election. We may not have more than eight directors without the consent of the New Mountain Funds.

Action by Written Consent

Under our certificate of incorporation and amended and restated bylaws, stockholder action can be taken at an annual meeting or a special meeting and cannot be taken by written consent of the stockholders if the New Mountain Funds and their affiliates do not beneficially own at least one-third of the outstanding shares of our common stock.

Ability to Call Special Meetings

Our amended and restated bylaws provide that special meetings of our stockholders can only be called by our Board of Directors or by the chairman of our Board of Directors. Special meetings may also be called by the holders of at least 40% of the outstanding shares of our common stock.

Corporate Opportunities

Under our certificate of incorporation, we renounce business opportunities presented to the New Mountain Funds and their affiliates even if the opportunity is one that we might reasonably have pursued. The New Mountain Funds and their affiliates will not be liable to us or our stockholders for breach of any duty by reason of using, selling, assigning or transferring a business opportunity, except in the case of a business opportunity expressly offered to an affiliate of the New Mountain Funds who is a director or officer of the company solely in his capacity as an officer or director of our company. In addition, the New Mountain Funds and their affiliates will not be deemed to breach their fiduciary duty to us, or have any liability to us, for:

•	engaging in similar lines of business as us;

•	doing business with our customers or vendors; or

•	entering into or performing agreements with us.

Stockholders are deemed to have notice of, and consented to, this provision of our certificate of incorporation.

Anti-takeover Effects of Provisions of Our Certificate of Incorporation and Amended and Restated Bylaws, Delaware Law and Stockholder Agreement

Certain provisions of our certificate of incorporation and amended and restated bylaws, as summarized below, and applicable provisions of the Delaware General Corporation Law and our stockholder agreements may make it more difficult for or prevent an unsolicited third party from acquiring control of us or changing our Board of Directors and management. These provisions may have the effect of deterring hostile takeovers or delaying changes in our control or in our management. These provisions are intended to enhance the likelihood of continued stability in the composition of our Board of Directors and in the policies furnished by them and to discourage certain types of transactions that may involve an actual or threatened change in our control. The provisions also are intended to discourage certain tactics that may be used in proxy fights. These provisions, however, could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the trading price of our shares that could result from actual or rumored takeover attempts.

No Cumulative Voting

Our certificate of incorporation and amended and restated bylaws do not provide for cumulative voting in the election of directors. The combination of our significant stockholders’ ownership of a significant portion of our issued and outstanding common stock, the New Mountain Funds’ ownership of the Class A common stock and lack of cumulative voting will make it difficult for our other stockholders to replace our Board of Directors or for another party to obtain control of us by replacing our Board of Directors.

Size of Board and Vacancies

Our certificate of incorporation provides that the number of directors on our Board of Directors is fixed by our Board of Directors. Newly created directorships resulting from any increase in our authorized number of directors are filled solely by the vote of our remaining directors in office (subject to the rights of the holders of the Class A common stock). Any vacancies in our Board of Directors resulting from death, resignation or removal from office are filled solely by the vote of our remaining directors in office (subject to the rights of the holders of the Class A common stock).

Stockholder Action by Written Consent

Our certificate of incorporation provides that our stockholders may not act by written consent without a meeting if the New Mountain Funds and their affiliates do not beneficially own at least one-third of the outstanding shares of our common stock.

Stockholder Meetings

Our amended and restated bylaws provide that a special meeting of our stockholders may be called only by:

•	our Board of Directors;

•	our chairman; and

•	holders of at least 40% of the outstanding shares of our common stock.

Bylaw Amendments

Our amended and restated bylaws may only be amended by our Board of Directors or upon the vote (or, if available, written consent) of holders of a majority or more of the voting power of shares of our capital stock.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our Board of Directors or a committee of our Board of Directors. Stockholders may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board of Directors or by a stockholder who was a stockholder of record on the record date for the meeting and on the date of giving notice to the company of the stockholder’s proposal or nomination, who is entitled to vote at the meeting and who has given to our secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting.

Undesignated Preferred Stock

The authorization of our undesignated preferred stock makes it possible for our Board of Directors to issue our preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us.

Required Participation in Sales of Securities

Under our stockholder agreements, if the New Mountain Funds propose to sell all or any portion of their shares of our common stock or if we propose to sell or otherwise transfer for value all or substantially all of the stock, assets or business of the company and stockholder approval is required, each covered person (as defined in the stockholder agreement) is required to vote its shares of our common stock in favor of the transaction. This voting agreement could impede the success of any hostile attempt to change control of us.

For purposes of the stockholder agreement, and unless otherwise released, “covered person” will include:

•	each of our current or former executive officers;

•	any other current or former officer who is or was employed by us at the Senior Vice President level or higher; or

•	any other stockholder who beneficially owns at least 100,000 shares of our common stock (including shares owned by any permitted transferee under the stockholder agreement).

Shares of common stock acquired in the public market in, or subsequent to, our initial public offering in November 2007 are not subject to any stockholder agreement with us. In addition, shares of our common stock acquired in connection with the exercise of rights in this offering will also not be subject to any stockholder agreement otherwise applicable to certain of our stockholders.

Section 203 of the Delaware General Corporation Law

We are governed by Section 203 of the Delaware General Corporation Law. This provision would generally prohibit a Delaware corporation from engaging in any business combination with any interested stockholders for a period of three years following the date that such stockholder became an interested stockholder subject to certain exceptions, including if, prior to such time, the Board of Directors approved the business combination or the transaction which resulted in the stockholder becoming an interested stockholder. “Business combinations” include mergers, asset sales and other transactions resulting in a financial benefit to the “interested stockholder.” Subject to various exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock.

The Nasdaq Global Select Market

Our common stock is listed on the Nasdaq Global Select Market under the symbol “PROJ.”

Transfer Agent and Registrar

Computershare Trust Company, N.A. is the transfer agent and registrar for our common stock.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain material U.S. federal income tax consequences that you should consider in relation to the rights offering.

General

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury Regulations, administrative rulings, judicial authorities and other applicable existing U.S. federal income tax authorities, all of which are subject to change or differing interpretations, possibly with retroactive effect, which could result in U.S. federal income tax consequences different from those discussed below.

This summary does not provide a complete analysis of all potential tax considerations. This summary is only applicable to U.S. holders (as defined below) of common stock who acquire the subscription rights pursuant to the terms of the offering, have held the common stock, as applicable, and will hold the subscription rights and any shares of common stock acquired upon the exercise of subscription rights, as capital assets (generally, property held for investment) within the meaning of Section 1221 of the Code. This summary does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as holders who may be subject to special tax treatment under the Code, including (without limitation) partnerships, dealers in securities or currencies, financial institutions, insurance companies, regulated investment companies, real estate investment trusts, tax-exempt entities or traders in securities that elect to use a mark-to-market method of accounting for their securities, persons holding subscription rights or common stock as part of a hedging, integrated or conversion transaction or a straddle, persons deemed to sell subscription rights or common stock under the constructive sale provisions of the Code, persons whose “functional currency” is not the U.S. dollar, investors in pass-through entities, foreign taxpayers and holders who acquired our common stock pursuant to the exercise of compensatory stock options or otherwise as compensation. This summary does not deal with any federal non-income, state, local or foreign tax consequences, estate or gift tax consequences, or alternative minimum tax consequences.

As used herein, the term “U.S. holder” means a beneficial owner of common stock that is, for U.S. federal income tax purposes, (1) an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence test under Section 7701(b) of the Code; (2) a corporation or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust, if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

If a partnership (or entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and their partners should consult their tax advisors concerning the tax treatment of the receipt and exercise of subscription rights in the rights offering and the ownership and disposition of our common stock received on exercise of subscription rights.

Distribution of Subscription Rights. If you hold common stock on the record date for the rights offering, you will not recognize taxable income for U.S. federal income tax purposes upon receipt of the subscription rights.

Stockholder Basis and Holding Period of the Subscription Rights. In general, your basis in the subscription rights received in the offering will be zero. However, if either: (i) the fair market value of the subscription rights on their date of distribution is 15% or more of the fair market value on such date of the common stock with respect to which they are received; or (ii) you properly elect on your U.S. federal income tax return for the taxable year in which you receive the subscription rights to allocate part of the basis of such common stock to the subscription rights, then a percentage of your basis in our common stock with respect to which the subscription rights are received will be allocated to the subscription rights. Such percentage will equal the product of your basis in our common stock with respect to which the subscription rights are received and a fraction, the numerator of which is the fair market value of a subscription right and the denominator of which is the fair market value of a share of our common stock plus the fair market value of a subscription right, all as determined on the date the subscription rights are distributed. Deltek has not obtained, and does not currently intend to obtain, an appraisal of the fair market value of the subscription rights on the date the subscription rights are distributed. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including any difference between the subscription price of the subscription rights and the trading price of our common stock on the date that the subscription rights are distributed, the length of the period during which the subscription rights may be exercised and the fact that the subscription rights are non-transferable.

Your holding period with respect to the subscription rights you receive will include your holding period for the common stock with respect to which the subscription rights were distributed.

Lapse of the Subscription Rights. If you allow the subscription rights you receive to expire unexercised, you will not recognize any gain or loss on the expiration of your subscription rights, and the tax basis of the common stock you own with respect to which such subscription rights were distributed will equal the tax basis in such common stock immediately before the receipt of the subscription rights in this rights offering.

Exercise of the Subscription Rights; Basis and Holding Period of Common Stock Acquired Upon Exercise. You will not recognize any gain or loss upon the exercise of your subscription rights. Your basis in the shares of common stock acquired through exercise of the subscription rights will be equal to the sum of the subscription price you paid to exercise the subscription rights and your basis in such subscription rights, if any. The holding period for the shares of common stock acquired through exercise of the subscription rights will begin on the date you exercise your subscription rights.

Distributions on Common Stock Received Upon Exercise of Subscription Rights. You will recognize ordinary income upon the receipt of any dividend or other distribution on the shares of common stock you acquire upon exercise of the subscription rights to the extent of our current and accumulated earnings and profits for the taxable year in which the distribution is made. If you are a non-corporate holder, distributions paid out of current and accumulated earnings and profits will be qualified dividends and under current law will be taxed at the holder’s long-term capital gains tax rate (a maximum rate of 15%, increasing to 20% for taxable years beginning after December 31, 2010), provided that the holder meets applicable holding period and other requirements. Distributions paid out of our current and accumulated earnings and profits received by corporate holders are taxable at ordinary corporate tax rates, subject to any applicable dividends-received deduction. A distribution in excess of our current and accumulated earnings and profits will constitute a non-taxable return of capital to the extent of your adjusted tax basis in your shares of common stock acquired upon exercise of the subscription rights, and thereafter will constitute capital gain from the sale or exchange of such shares of common stock.

Sale of Common Stock Acquired Upon Exercise of Subscription Rights. If you sell or exchange shares of common stock acquired upon exercise of the subscription rights, you generally will recognize gain or loss on the transaction equal to the difference between the amount realized and your basis in the shares of common stock. Such gain or loss upon the sale or exchange of the shares of common stock will be long-term or short-term capital gain or loss, depending on whether the shares of common stock have been held for more than one year. Under current law, long-term capital gains recognized by non-corporate holders are taxed at a maximum rate of 15%, and will be taxed at a maximum rate of 20% for taxable years beginning after December 31, 2010. Long-term capital gains recognized by corporations are taxable at ordinary corporate tax rates. Short-term capital gains of both corporate and non-corporate holders are taxed at a maximum rate equal to the maximum rate applicable to ordinary income. The deducibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Under the backup withholding rules of the Code, you may be subject to information reporting and/or backup withholding with respect to payments of dividends on and proceeds from the sale, exchange or redemption of our shares of common stock unless you: (i) are a corporation or come within certain other exempt categories and, when required, demonstrate this fact; or (ii) provide a correct taxpayer identification number and certify under penalties of perjury that the taxpayer identification number is correct and that you are not subject to backup withholding because of a failure to report all dividends and interest income. Any amount withheld under these rules is allowable as a credit against (and may entitle you to a refund with respect to) your federal income tax liability, provided that the required information is furnished to the Internal Revenue Service. We may require you to establish your exemption from backup withholding or to make arrangements satisfactory to us with respect to the payment of backup withholding.

THE FOREGOING SUMMARY IS INCLUDED FOR GENERAL INFORMATION ONLY. ACCORDINGLY, YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE RECEIPT OF SUBSCRIPTION RIGHTS IN THIS OFFERING AND THE OWNERSHIP, EXERCISE AND DISPOSITION OF THE SUBSCRIPTION RIGHTS APPLICABLE TO YOUR OWN PARTICULAR TAX SITUATION.

PLAN OF DISTRIBUTION

On or about             , 2009, we will distribute the subscription rights, subscription rights certificates and copies of this prospectus to individuals who owned shares of common stock of record as of 5:00 p.m., New York City time, on April 14, 2009, the record date for the rights offering. If you wish to exercise your subscription rights and purchase shares of common stock, you should complete the subscription rights certificate and return it with payment for the shares, to the subscription agent, Computershare Trust Company, N.A. See “The Rights Offering—Method of Exercising Subscription Rights.” If you have any questions, you should contact the information agent, Georgeson Inc., at (888) 897-6149 or (212) 440-9800 for banks and brokerage firms. The subscription rights will not be listed on the Nasdaq Global Select Market or any other stock exchange or market or on the OTC Bulletin Board. The shares of common stock issuable upon exercise of the subscription rights will be listed on the Nasdaq Global Select Market under the symbol “PROJ.”

We have agreed to pay the subscription agent and information agent customary fees plus certain expenses in connection with the rights offering. We have not employed any brokers, dealers or underwriters in connection with the solicitation of exercise of subscription rights. Except as described in this section, we are not paying any other commissions, underwriting fees or discounts in connection with the rights offering. Some of our employees may solicit responses from you as a holder of subscription rights, but we will not pay our employees any commissions or compensation for these services other than their normal employment compensation. We estimate that our total expenses in connection with the rights offering will be approximately $1.6 million.

LEGAL MATTERS

The validity of the subscription rights and the common stock issuable upon exercise of the subscription rights will be passed upon for us by Fried, Frank, Harris, Shriver & Jacobson LLP, Washington, D.C.

EXPERTS

The financial statements incorporated into this prospectus by reference from Deltek, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of Deltek, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements and includes an explanatory paragraph concerning the change in method of accounting for uncertain tax positions to conform to Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty In Income Taxes, and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference into this prospectus our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 13, 2009, and any future filings made by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (File No. 1-33772), including all filings made after the date of the initial registration statement, including, but not limited to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, (other than any portions of the respective filings that are furnished, pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K (including exhibits related thereto) or other applicable SEC rules, rather than filed) prior to the termination of the offering under this prospectus.

You may request a copy of any or all of the information incorporated by reference into this prospectus (other than an exhibit to the filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

Deltek, Inc.

13880 Dulles Corner Lane

Herndon, Virginia 20171

Attention: Investor Relations

Telephone: (703) 734-8606

You should rely only on the information contained or incorporated by reference into this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell, or soliciting an offer to buy, securities in any jurisdiction where the offer and sale is not permitted.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at its Public Reference Room at 100 F Street N.E., Washington DC, 20549. You can obtain information about the operations of the SEC Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. General information about us, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports, is available free of charge through our website at http://www.deltek.com as soon as reasonably practicable after we electronically file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of these filings.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses to be incurred by us in connection with the issuance and distribution of the securities being registered hereby. With the exception of the SEC registration fee, all fees and expenses set forth below are estimates.

SEC registration fee	$3,348
FINRA filing fee	$6,500
Accounting fees and expenses	$20,000
Legal fees and expenses	$450,000
Printing and engraving expenses	$50,000
Miscellaneous expenses	$1,098,000

Total	$1,627,848

Item 15.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law permits a Delaware corporation to indemnify its officers, directors and other corporate agents to the extent and under the circumstances set forth therein. Our certificate of incorporation and amended and restated bylaws provide that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in accordance with provisions corresponding to Section 145 of the Delaware General Corporation Law. These indemnification provisions may be sufficiently broad to permit indemnification of the registrant’s executive officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, Article VI of our certificate of incorporation eliminates the personal liability of a director to us or our stockholders for monetary damages for a breach of fiduciary duty as a director, except for liabilities arising:

•	from any breach of the director’s duty of loyalty to us or our stockholders;

•	from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law; and

•	from any transaction from which the director derived an improper personal benefit.

The above discussion of Section 145 of the Delaware General Corporation Law and of our certificate of incorporation and amended and restated bylaws is not intended to be exhaustive and is respectively qualified in its entirety by Section 145 of the Delaware General Corporation Law, our certificate of incorporation and our amended and restated bylaws.

As permitted by Section 145 of the Delaware General Corporation Law, we carry primary and excess insurance policies insuring our directors and officers against certain liabilities they may incur in their capacity as directors and officers. Under the policies, the insurer, on our behalf, may also pay amounts for which we granted indemnification to our directors and officers.

Item 16.	Exhibits

The list of exhibits in the Exhibit Index to this report is incorporated herein by reference.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent, no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in “Item 15. Indemnification of Directors and Officers” above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against, such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, Commonwealth of Virginia, on April 30, 2009.

DELTEK, INC.

By:	/s/ KEVIN T. PARKER
Kevin T. Parker
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name and Signature	Title	Date

/s/ KEVIN T. PARKER Kevin T. Parker	Chairman, President and Chief Executive Officer (Principal Executive Officer)	April 30, 2009

/s/ MARK WABSCHALL Mark Wabschall	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	April 30, 2009

* Michael B. Ajouz	Michael B. Ajouz (Director)	April 30, 2009

* Nanci E. Caldwell	Nanci E. Caldwell (Director)	April 30, 2009

* Kathleen deLaski	Kathleen deLaski (Director)	April 30, 2009

* Joseph M. Kampf	Joseph M. Kampf (Director)	April 30, 2009

* Steven B. Klinsky	Steven B. Klinsky (Director)	April 30, 2009

* Thomas Manley	Thomas Manley (Director)	April 30, 2009

* Albert A. Notini	Albert A. Notini (Director)	April 30, 2009

* Janet R. Perna	Janet R. Perna (Director)	April 30, 2009

* Alok Singh	Alok Singh (Director)	April 30, 2009

*By:	/s/ DAVID R. SCHWIESOW
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
3.1*	Certificate of Incorporation of Deltek, Inc. (filed as Exhibit 3.1 to the Company’s Registration Statement on Form S-1 filed on May 8, 2007 and incorporated by reference herein)

3.2*	Amended and Restated Bylaws of Deltek, Inc. (filed as Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and incorporated by reference herein)

4.1*	Specimen Common Stock Certificate (filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-1 (No. 333-142737) filed on May 8, 2007 and incorporated by reference herein)

4.2	Form of Subscription Rights Certificate**

4.3	Form of Subscription Agent Agreement**

4.4	Information Agent Agreement, dated as of April 9, 2009, among Deltek, Inc., Georgeson Securities Corporation and Georgeson Inc.**

5.1	Opinion of Fried, Frank, Harris, Shriver & Jacobson LLP**

10.93	Transaction Fee Waiver Letter, dated as of April 24, 2009, between Deltek, Inc. and New Mountain Capital, L.L.C.**

10.94	Letter Agreement, dated as of April 28, 2009, between Deltek, Inc. and New Mountain Capital, L.L.C.**

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm**

23.2	Consent of Fried, Frank, Harris, Shriver & Jacobson LLP (included in Exhibit 5.1)**

24.1*	Power of Attorney

24.2	Power of Attorney of Kathleen deLaski and Janet R. Perna**

99.1	Form of Instructions for Use of Deltek Subscription Rights Certificates**

99.2	Form of Notice of Guaranteed Delivery**

99.3	Form of Letter to Stockholders who are Record Holders**

99.4	Form of Letter to Stockholders who are Beneficial Holders**

99.5	Form of Letter to Clients**

99.6	Form of Beneficial Owner Election Form**

99.7	Form of Nominee Holder Certification**

99.8	Form of Notice of Important Tax Information**

*	Previously filed.
**	Filed herewith.